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                                 Exhibit 11(a)

                                 GROSSMAN'S INC.
                        COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)

                            Year Ended         Year Ended         Year Ended
                         December 31, 1996  December 31, 1995  December 31, 1994
                         -----------------  -----------------  -----------------

Net (loss) for
 primary and
 fully diluted
 earnings per
 share                      $(81,208)           $   (198)           $ (1,905)
                            ========            ========            ========

Weighted average
 number of shares
 outstanding                  26,832              25,946              25,752

Net effect of
 dilutive stock
 options                        --                  --                  --
                            --------            --------            --------

Total weighted average
 shares outstanding and
 common stock equivalents
 used in primary
 calculation of earnings
 per share                    26,832              25,946              26,752

Additional dilution
 from stock options             --                  --                  --
                            --------            --------            --------

Total weighted average
 shares outstanding and
 common stock equivalents
 used in fully diluted
 calculation of earnings
 per share                    26,832              25,946              26,752
                            ========            ========            ========

Net (Loss) Per
 Common Share
 (Primary and
 Fully Diluted)             $  (3.03)           $  (0.01)           $  (0.07)
                            ========            ========            ========